Exhibit 10.1

PVF CAPITAL CORP.

2010 EQUITY INCENTIVE PLAN

STOCK-OPTION STOCK APPRECIATION RIGHT AWARD AGREEMENT

PVF Capital Corp. (the “Company”) hereby grants the undersigned Participant a Stock-Option Stock Appreciation Right (“SOSAR”) with respect to the Company’s Shares, subject to the terms and conditions described in the PVF Capital Corp. 2010 Equity Incentive Plan (the “Plan”) and this Stock-Option Stock Appreciation Right Award Agreement (this “Award Agreement”).

1.	Name of Participant: .

2.	Grant Date: (the “Grant Date”).

3.	Number of Shares Subject to SOSAR: .

4.	Exercise Price Per Share: .

5.	Vesting. The SOSAR will vest and become exercisable with respect to:

(a)	33% on the first anniversary of the Grant Date;

(b)	33% on the second anniversary of the Grant Date;

(c)	The remainder on the third anniversary of the Grant Date.

Notwithstanding the foregoing, any unvested portion of the SOSAR will become fully vested and exercisable: (i) when the Participant terminates employment due to Retirement; or (ii) if a Change in Control occurs and the Participant is terminated other than for Cause following such Change in Control.

6.	Exercise of the SOSAR:

(a)	In General. The vested portion of the SOSAR may be exercised at any time prior to the tenth anniversary of the Grant Date (the “Expiration Date”) except as provided in Section 6(b) of this Award Agreement.

(b)	Effect of Termination. If the Participant’s employment terminates prior to the Expiration Date, the SOSAR may be exercised or canceled and forfeited, as described below:

(i)	Retirement. If the Participant terminates employment due to Retirement, the SOSAR (whether or not then vested), may be exercised at any time before the earlier of the Expiration Date or the third anniversary of the Participant’s date of Retirement.

(ii)	Death or Disability. If the Participant terminates employment due to death or Disability the SOSAR (whether or not then vested) may be exercised at any time before the earlier of the Expiration Date or the first anniversary of the Participant’s date of termination due to death or Disability.

(iii)	Involuntary Termination Without Cause. If the Participant is terminated involuntarily without Cause: (A) the unvested portion of the SOSAR will be canceled and forfeited on the termination date; and (B) the vested portion of the SOSAR may be exercised any time before the earlier of the Expiration Date or the three months following the Participant’s date of termination.

(iv)	Termination for Cause. If the Participant is terminated for Cause, the SOSAR (whether or not then vested) will be canceled and forfeited on the date of the Participant’s termination.

(c)	Procedure. In order to exercise all or any portion of the SOSAR, the Participant must: (i) complete a notice of exercise in a form provided by the Company; and (ii) deliver a copy of the completed notice of exercise to the Company.

7.	Settlement: If all applicable terms and conditions have been satisfied, the Participant will receive, upon exercise of the SOSAR, a number of whole Shares determined by: (a) multiplying (i) the number of SOSARs being exercised by (ii) the difference between the Fair Market Value of one Share on the date of exercise over the Exercise Price and (b) by dividing the result achieved in (a) by the Fair Market Value of a Share on the date of exercise. Shares will be delivered as soon as administratively practicable, but no later than 30 days after the SOSAR is exercised; provided, however, that any fractional Shares will be settled in cash based on the Fair Market Value of a Share on the date of exercise.

8.	Change in Control: If there is a Change in Control, Article XI of the Plan will apply.

9.	Other Terms and Conditions:

(a)	Rights Before the SOSAR is Exercised. The Participant will have no rights as a shareholder with respect to the Shares underlying the SOSAR, including, without limitation, any right to vote or receive any dividends associated with the Shares underlying the SOSAR, until the Participant becomes the record owner of the Shares acquired upon exercise of the SOSAR.

(b)	Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to exercise any vested portion of the SOSAR that is unexercised at the Participant’s death by designating a beneficiary on a form provided by the Company. Designation of a beneficiary is not required to be completed as a condition of exercising the SOSAR; however, if the Participant dies without designating a beneficiary or if the Participant does not complete the form correctly, the Participant’s beneficiary will be the Participant’s surviving spouse or, if no spouse survives the Participant, the Participant’s estate.

(c)	Transferring the SOSAR. Except to the extent the Committee permits otherwise, the SOSAR may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 9(b) of this Award Agreement, the Participant may designate a beneficiary to exercise the SOSAR if the Participant dies before the SOSAR expires.

(d)

Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the exercise of the

SOSAR. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, (iv) collected directly from the Participant, or (v) satisfied through any combination of the methods described above.

Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)	Governing Law. This Award Agreement will be construed in accordance with, and governed by the laws (other than laws governing conflicts of laws) of, the State of Ohio.

(f)	SOSARs Subject to Plan. Any SOSAR is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as set forth in the Plan.

(g)	Other Agreements. The SOSARs and this Award Agreement will be subject to the terms of any other written agreements between the Participant and the Company and any Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

(h)	Assignment. This Award Agreement will be binding upon the Company and the Participant, their respective heirs, personal representatives, executors, administrators, and successors. The Company may freely assign or transfer this Award Agreement without the Participant’s consent.

(i)	Acknowledgement; Return of Agreement. The Participant shall sign the acknowledgement appearing at the end of this Award Agreement and return a copy of the signed Award Agreement to the Committee.

(j)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

PARTICIPANT

Date:
Signature

Print Name

PVF CAPITAL CORP.

By:		Date:
[Insert name and title]